UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 16, 2010

ELECTRIC CAR COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-142704	20-8317658
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1903 North Barnes Avenue, Springfield, MO 65803

(Address of Principal Executive Office) (Zip Code)

417-866-6565

(Registrant’s telephone number, including area code)

_____________________________________________________________

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On August 16, 2010, effective August 11, 2010 (the “Effective Date”) the Company and Liberty Electric Cars, USA LLC, an Illinois limited liability company (“Liberty”), entered into a series of agreements to form a joint venture for the primary purpose of producing zero emission, electric vehicles. Liberty is a clean technology company based in Oxford, UK, and with offices in Chicago.  Liberty has developed a patented electric propulsion system for SUVs, MPVs and 4x4s. The technology enables Liberty to convert large 4x4s and similar vehicles so that they are zero-emission.

The Company and Liberty have organized Liberty Electric Car, Inc., a Nevada corporation (“LEC”), which is owned equally by the Company and Liberty, for the initial purpose of converting gasoline fueled vehicles to electric fueled vehicles, creating prototype conversion vehicles in compliance with U.S. laws and sales of products and franchises related to such business operations.  LEC will focus initially on the conversion of large luxury 4x4 vehicles “Conversion Vehicles”), including the Range Rover, using Liberty's proprietary electric power train technology (the “Conversion Technology”) and manufacturing of new electric vehicles.  Manufacturing will be initially based at the Company’s facilities in Springfield, Missouri.

To facilitate the production of the Conversion Vehicles, on the Effective Date the parties entered into a shareholder agreement, license agreement and manufacturing agreement.  Under the shareholder agreement, the Company and Liberty, constituting all of the shareholders of LEC, each to contributed $250,000 to LEC as initial capital contributions.  The contributions shall be used for LEC development and organizational expenses.  Under the shareholder agreement, Liberty agreed to license to LEC all of its right, title and interest in certain Conversion Technology patents and intellectual property pursuant to a license agreement and the Company agreed to enter into a manufacturing agreement with LEC.  Pursuant to the shareholder agreement, the board of directors of LEC initially consists of Gary Spaniak, Jr., Charles G. Spaniak, III, Ian Hobday and Igor Dolgun.  Messrs. Spaniak, Jr. and Spaniak III are affiliates of the Company and Messrs. Hobday and Dolgun are affiliates of Liberty.  The initial officers of LEC are Ian Hobday, president, and Gary Spaniak, Jr., vice president.  The shareholder agreement contains provisions for governing the sale of LEC interests as set forth in the agreement.  The shareholder agreement will terminate in the event of the earlier of a dissolution or liquidation of LEC, a merger in which LEC is not the surviving entity, consent to the shareholders or LEC becoming a public company.  The shareholder agreement also provides for a covenant not to compete by and between LEC, the Company and Liberty throughout the United States during the term of the agreement.

Under the terms of the manufacturing agreement by and between LEC and Imperial Coach Builders, Inc. (a wholly owned subsidiary of the Company), Imperial Coach Builders is the exclusive manufacturer and builder of the Conversion Vehicles and shall utilize Conversion Technology patents and intellectual property licensed to LEC under the license agreement between LEC and Liberty.  The manufacturing agreement is for a period of two years, which term may be extended for an additional two years upon the agreement of the parties.  Under the manufacturing agreement LEC shall pay Imperial Coach Builders a fee covering Imperial Coach Builders’ cost to convert each vehicle which shall be agreed upon in good faith.  Under the license agreement, Liberty has granted and licensed to LEC a non transferrable license to the Conversion Technology patents and intellectual property, which license shall continue for as long as LEC continues to convert gasoline fueled vehicles to electric fueled vehicles.  Under the license agreement, LEC shall pay Liberty a nominal fee per annum and $500 for each vehicle that LEC converts from gas to electric.

The terms of shareholder agreement, manufacturing agreement and licensing agreement provided above are summarized in their entirety and are qualified in their entirety by the full text of such agreements which are filed as exhibits to this Current Report on Form 8-K.

Item 7.01.  Regulation FD Disclosure.

On August 17, 2010 the Company announced the execution of the definitive agreements with Liberty.  A copy of the press release is attached as an exhibit to this Current Report on Form 8-K.

The Company is furnishing the information under this Item 7.01 in this Current Report on Form 8-K to comply with Regulation FD. Such information shall not be deemed to be "filed" for purposes of Section 18 of the Securities

Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any of the registrant’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and regardless of any general incorporation language in such filings, except to the extent expressly set forth by specific reference in such a filing.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Shareholder Agreement dated August 11, 2010.
10.2	Manufacturing Agreement dated August 11, 2010.
10.3	License Agreement dated August 11, 2010.
99.1	Press Release dated August 17, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ELECTRIC CAR COMPANY, INC.

Date:  August 17, 2010

/s/ Gary Spaniak, Jr.
Gary Spaniak, Jr.
Chief Executive Officer